Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
ICP Solar Technologies Inc.

We hereby consent to the use in this Registration Statement, amendment no. A-2 to form SB-2 of ICP Solar Technologies Inc. of our report dated August 25, 2006 (except for note 15, which is dated September 29, 2006) relating to the consolidated financial statements of ICP Solar     Technologies Inc. for the year ended January 31, 2006 and the year ended January 31, 2005 which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Signed: RSM Richter LLP

Chartered Accountants

Montreal, Quebec
February 13, 2007